CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 628 to the Registration Statement on Form N-1A of Northern Lights Fund Trust II and to the use of our report dated May 28, 2026 on the financial statements and financial highlights of Hodges Fund, Hodges Small Cap Growth Fund, Hodges Small Intrinsic Value Fund and Hodges Blue Chip Equity Income Fund, each a series of Northern Lights Fund Trust II, appearing in Form N-CSR for the year ended March 31, 2026, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 28, 2026